UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 10-A
                               Amendment Number 2

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


                            NEVADA HEALTH SCAN, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                             27-4336843
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

          1033 B Avenue No. 101
          Coronado, California                                     92118
(Address of principal executive offices)                         (Zip code)

       Registrant's telephone number, including area code: (619) 767-0165

                                   Copies to:
                             Daniel C. Masters, Esq.
                         P. O. Box 66 La Jolla, CA 92038
                              (858) 459-1133 - Tel
                              (858) 459-1103 - Fax

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock - $0.0001 Par Value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]                        Accelerated filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]

ITEM 1. DESCRIPTION OF BUSINESS

BACKGROUND OF THE ISSUER AND ITS PREDECESSOR

     Nevada Health Scan, Inc. (the "Company") will engage in the business of facilitating medical tourism by providing information on our internet website for those seeking to travel abroad for healthcare services. The website will be free. We will realize revenue by selling advertising to healthcare providers and related businesses including hotels and travel businesses.

     We are in the process of developing our medical tourism website which will be www.clubmedi.co. The Company's vision is to develop a website which will be among the most frequently visited by Americans seeking information on medical tourism. Our initial focus will be on medical tourism to Mexico and, especially, to those cities in northern Baja California which are within approximately 50 miles of San Diego, California. The website will provide general information on medical tourism and will advertise the services of Mexican physicians, dentists, clinics, and hospitals, and provide links to websites maintained by these physicians, dentists, clinics, and hospitals. It will also provide links to other providers of services which may relate to medical tourism such as travel agents, hotels, and ground transportation providers. The Company's mission is to provide a virtual forum where Americans seeking medical or dental treatment abroad can find providers, learn more about their services and fees, and, if desired, make appointments or book travel arrangements. We will not provide healthcare, transportation, or accommodations. We will only provide a website through which services provided by others can be advertised.

     Initially, our president and vice president will develop the Company's business. Our president will design and build our website; he has previously designed and built two other websites as set forth in his resume on page 10. Our vice president will sell advertising to healthcare providers in Mexico who are trying to reach medical tourists; these ads will appear on our website. Initially we will charge advertisers a set-up fee of $500 and a monthly maintenance fee of $200. The Company also plans to work with consultants that specialize in social networking, search engine optimization ("SEO"), and other means of trafficking new users to our websites. Initially the Company will work with small, independent consultants to minimize costs. When sales and cash flows permit, the Company plans to bring more of the work in house and hire part time and/or full time employees.

     The Company was incorporated in Delaware on June 25, 2010 as part of the implementation of the Chapter 11 Bankruptcy plan of reorganization of AP Corporate Services, Inc. ("AP"). AP filed for Chapter 11 Bankruptcy in September 2008 in the U.S. Bankruptcy Court for the Central District of California. AP's plan of reorganization was confirmed by the Court on December 24, 2008 and became effective on January 4, 2009. This plan of reorganization provided, among other things, for the incorporation of the Company and the distribution of 1,085,000 shares in it to AP's bankruptcy creditors. The shares were distributed pursuant to section 1145 of the U.S. Bankruptcy Code. As stated in the Plan of Reorganization ordered by the Court, these shares were issued "to enhance the distribution to creditors," i.e. to enhance their opportunity to recover the losses they sustained in the AP bankruptcy. The plan of reorganization also provided for the transfer to the Company of any interest which AP retained in the development of an MRI facility in Nevada. Plans for the development of such a facility were subsequently abandoned because of lack of capital.

     On December 23, 2010 the Company filed a Form 10 with the SEC. The Company had committed, as part of the bankruptcy, "to use its best efforts to have the shares publicly traded on the Over-The-Counter market in order to provide an opportunity for liquidity to the creditors" (from the Court approved "Disclosure Statement" describing the Plan of Reorganization). The 2010 filing was a result of this commitment. The filing stated that the Company was a shell and that its plan was "to seek a merger or an acquisition... [to] bring greater value to our shareholders."

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     On March 21, 2011 the Company filed a Form 15 to terminate its registration with the SEC. The notice of termination was filed because our President, Dean Konstantine, through another company owned by him, Green Go Solar LLC, had entered into a joint venture with a Chinese manufacturer of solar panels which required him to be present in China for extended periods of time. Because of this time and travel commitment he concluded that he was unable to devote sufficient time to management of the Company and to the search for a merger or acquisition candidate at that time.

     The Company has once again filed a Registration Statement with the SEC (this Form 10). The Company has filed this registration statement as part of a plan to have its shares quoted for trading on the Over-The-Counter Bulletin Board in order to provide liquidity for our shareholders. The Company has chosen to file at this time because Mr. Konstantine's Chinese joint venture has reached a stage where he can now spend most of his time in the U.S. and devote more time to the management of this Company.

MEDICAL TOURISM

     According to the Deloitte Center for Health Solutions report ("DCHS")[page 24], the growth of medical tourism is driven largely by cost and consumerism. The high price of medical procedures in the United States, coupled with an increase in health care consumerism, is prompting individuals to seek lower-cost alternatives to U.S.-based treatments.

     Although the Deloitte Center for Health Solutions continues to research various aspects of the healthcare industry, the 2008 study was the last study it published which was devoted specifically to medical tourism. That study found [page 14] there were approximately 750,000 medical tourists traveling from the U.S. to other countries for medical care in 2007. That same study estimated that the number of outbound U.S. medical tourists would increase to 15,750,000 in 2017. In looking at costs the study found that $2.1 billion was spent overseas by U.S. medical tourists in 2007. This represented $15.9 billion in lost revenue for U.S. health care providers, or savings of $13.8 billion for consumers. The study projected overseas expenditures by medical tourists to reach at least $30.3 billion and possibly as high as $79.5 billion in 2017, resulting in potential revenue losses to U.S. health care providers of $228.5 to $599.5 billion.

     Health care consumerism is premised on the idea that individuals should have greater control over decisions that affect their health and their medical care. Employers, health plans and policy-makers recognize that unless consumers are more engaged in decisions about their health and the costs associated with those decisions, costs will continue to soar. HSAs, high-deductible plans, and higher co-pays are prompting patients to act more like consumers. In addition to providing incentives for patients to take a more active role in their care, many health plans provide resources to help facilitate patient decision making. Furthermore, the Internet has become a significant source of information for patients who want to learn more about their medical conditions, diagnostic results, and treatment options. [page 4]

     According to the DCHS report [page 4], the impact of dramatically rising U.S. health care costs is felt in every household and by every company. Even consumers with employer sponsored health insurance are increasingly considering outbound medical tourism as a viable care option: As their plan deductibles increase, many of the services available in outbound settings may be purchased under the deductible limit, thus conserving the consumer's funds available for healthcare.

     The DCHS study found [page 6] that healthcare costs in Mexico are about 25% to 35% of U.S. costs and that Mexico enjoys a high volume of U.S. visitors due to its proximity to the U.S. The Company plans to initially focus on medical tourism to the Mexican state of Baja California. Tijuana, Baja California's largest city, is also the second largest city in Mexico and lies just 17 miles south of San Diego. Because of its size it is home to a large community of

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healthcare providers, and because of its proximity to San Diego it is already a major center for medical tourism. From this base the Company expects to gradually grow its business across Mexico.

     The Company intends to enter the medical tourism industry in Mexico through the development of a web-based platform which will provide information on and feature paid advertisements for hospitals, clinics, physicians, dentists, and other healthcare providers. We will also sell advertising to hotels and apartments that are close to healthcare providers and to transportation providers and we expect to realize revenue from internet links to travel agents, hotels, and transportation providers.

     Since we are selling advertising to businesses hoping to reach individuals planning healthcare travel to Mexico, it is important to our business that travel to Mexico remain open, legal, and desirable. Nationals of more than 70 countries and jurisdictions, including the U.S. and Canada, can enter Mexico as tourists or business visitors without a visa. Tourists and business visitors can stay in Mexico for up to 180 days. There are no added permits, visas, etc. required of foreign nationals receiving medical care in Mexico. The U.S. State Department has issued a travel warning concerning violence in Mexico, and this can be expected to deter some visitors. However, the warning notes that millions of U.S. citizens safely visit Mexico each year including more than 150,000 who cross the border every day. So long as substantial numbers of Americans continue to travel to Mexico, we expect healthcare providers to be willing to advertise. (See Risk Factor 6)

COMPETITION

     We will compete with a wide variety of companies in the medical tourism industry. These competitors range from other general travel and healthcare websites to established hospitals, medical tourism facilitators, and travel agencies, to other healthcare providers in the US and abroad. In addition, as the medical tourism industry grows and expands into other sectors such as travel and insurance, better financed and established entities may expand into, acquire, invest or continue to consolidate within the industry, thus increasing the competitive pressures we face.

ITEM 1A. RISK FACTORS

     Our business is subject to numerous risk factors, including the following:

1.   We have no operating history and no revenues or earnings from operations.

     We have no assets and no revenues at this time. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the launch of our website. This may result in us incurring a net operating loss that will increase continuously until we are able to generate advertising revenue from our website. There is no assurance that we can sell advertising, or if we do, that it will be sufficient to meet our expenses.

2.   We may not be able to continue to operate as a going concern.

     Our auditors have expressed the opinion that we may not be able to continue as a going concern. Their opinion letter and the notation in the financial statements indicate that we do not have revenues, cash reserves, or other material assets and that we are relying on interest free loans and advances from our president and our vice president to meet our limited operating expenses. As of the date hereof, these loans and advances total $4,750. We may become insolvent if we are unable to pay our debts in the ordinary course of business as they become due.

3. Our officers are not obligated to finance our operations and if they cease to do so we may not be able to continue in business.

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
     As noted above, we are relying on interest free loans and advances from our president and our vice president to meet our operating expenses. These officers have orally agreed to advance $25,000 to the Company, should that amount be needed, and may be willing to advance more, if needed. However, this is a voluntary agreement. They are not obligated to provide financial assistance to the Company. To date they have loaned the Company $4,750. If they fail to provide sufficient financing to carry the Company to the point of a break even cash flow, the Company will need to seek alternative financing, either debt or equity. There can be no assurance that such financing will be available or, if available, that it can be obtained on acceptable terms. If financing cannot be obtained on acceptable terms the Company will, most probably, cease operations.

4. Our website may not be commercially accepted which will adversely affect our revenues and profitability.

     Our ability to establish our current website and to launch new ones bears risk. If we are not able to gain acceptance in the medical tourism and health care markets, we may not be able to generate meaningful revenue and may not be able to continue to operate. Our commercial success will also depend on our ability to market our websites which may require additional capital. If we cannot market effectively and we do not attract significant visitors to our websites, it will be difficult to recognize advertising revenue.

5. The competitive market in which we operate may make it very difficult to develop our medical tourism business.

     Our focused industry is relatively new and is fragmented with low barriers to entry. This may have an adverse effect on our ability to compete and recognize advertising revenue since we may be competing against larger, more established entities, entities with existing expertise in the medical industry and entities with expertise in launching new websites. Such entities may be better funded or staffed than we are and may be able to enter the market more rapidly.

6. Our success is dependent upon the willingness of advertisers to advertise with us, and this is dependent upon our readers' perception of the ease and safety of travel to Mexico.

     Since we are selling advertising, advertisers must believe that their target audience is able and willing to travel to Mexico. Currently, nationals of more than 70 countries and jurisdictions, including the U.S. and Canada, can enter Mexico as tourists or business visitors, can receive medical treatment there, and can stay in Mexico for up to 180 days. If this ease of entry were restricted it would have a negative effect on our business and possibly destroy the business. The U.S. State Department has issued a travel warning concerning violence in Mexico, and this can be expected to deter some visitors. However, the warning notes that millions of U.S. citizens safely visit Mexico each year including more than 150,000 who cross the border every day. If foreign nationals did not feel safe traveling to Mexico and many stopped traveling to Mexico it would have a negative effect on our business and might well result in the failure of our business.

7.   If we obtain financing, existing shareholder interests may be diluted.

     If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. We currently have warrants outstanding which may make it more difficult for us to raise financing and may cause the market price of our common stock to decline because of the indeterminable overhang that is created if the exercise price represents a discount to market. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock.

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Furthermore, we cannot assure you that additional financing will be available when and to the extent we require it or that, if available, it will be on acceptable terms.

8. Our success is dependent on our three officers and directors who have other full time employment, have limited experience, and will only devote limited time (part time) to working for the Company, all of which makes our future even more uncertain.

     Dean Konstantine, Howard Behling and Josephine Resma, our three officers and directors, will serve without salary while maintaining other employment, at least until such time as the company has been profitable for three consecutive months. As of the date hereof, Mr. Konstantine and Ms. Resma are devoting no more than one hour per week to the affairs of the Company. Mr. Behling is spending approximately eight hours per week on the affairs of the Company, the development of its website, and the search for advertisers. Notwithstanding the limited availability of our three officers and directors, the loss of the services of any one of them would adversely affect development of our business and its likelihood of continuing in operation. We do not maintain key-man life insurance on any of our officers and directors and have no present plans to obtain this insurance.

9. Our president is also our principal shareholder and he will be able to approve all corporate actions without shareholder consent and will control our Company.

     Our principal shareholder, president, and a director, Dean Konstantine, currently owns approximately 62% of our common stock. Because of this, he will exercise complete control over the Company and have the ability to make decisions regarding, (i) whether to issue common stock and preferred stock, including decisions to issue common and preferred stock to himself; (ii) employment decisions, including his own compensation arrangements, and (iii) whether to enter into material transactions with related parties. In addition, he will be able to elect all of the members of our board of directors. He may transact corporate business requiring shareholder approval by written consent, without soliciting the votes of other shareholders. Moreover, our vice president and a director, Howard Behling, currently owns approximately 31% of our common stock; thus two of our shareholders, officers, and directors, Mr. Konstantine and Mr. Behling, together own a total of approximately 93% of our common stock.

10. We do not expect to pay dividends for the foreseeable future, and we may never pay dividends. Investors seeking cash dividends should not purchase our stock.

     We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors seeking cash dividends should not purchase our common stock.

11. Our Common Stock may never be publicly traded and holders may have no ability to sell their shares.

     There is no established public trading market for our shares of Common Stock, and there is no assurance that our Common Stock will be accepted for listing on the OTC Bulletin Board or in any other trading system in the future. There can be no assurance that a market for our Common Stock will be established

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or that, if established, a market will be sustained. Therefore, if you purchase our Common Stock you may be unable to sell the shares. Accordingly, you should be able to bear the financial risk of losing your entire investment.

     Only market makers can apply to quote securities. A market maker who desires to initiate quotations in the OTC Bulletin Board system must complete an application (Form 211) (unless an exemption is applicable) and by doing so, will have to represent that it has satisfied all applicable requirements of the Securities and Exchange Commission Rule 15c2-11 and the filing and information requirements promulgated under the Financial Industry Regulatory Authority ("Finra") Bylaws. The OTC Bulletin Board will not charge us a fee for being quoted on the service. Finra rules prohibit market makers from accepting any remuneration in return for quoting issuers' securities on the OTC Bulletin Board or any similar medium. Finra will review the market maker's application (unless an exemption is applicable). If cleared, it cannot be assumed by any investor that any federal, state or self-regulatory requirements other than certain Finra rules and Rule 15c2-11 have been considered by Finra. Furthermore, the clearance should not be construed by any investor as indicating that Finra, the Securities and Exchange Commission, or any state securities commission has passed upon the accuracy or adequacy of the documents contained in the submission.

     The OTC Bulletin Board is a market maker or dealer-driven system offering quotation and trading reporting capabilities - a regulated quotation service - that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting market makers or dealers in stocks.

12. Our shareholders may face significant restrictions on the resale of our Common Stock due to state "blue sky" laws.

     There are state regulations that may adversely affect the transferability of our Common Stock. We have not registered our Common Stock for resale under the securities or "blue sky" laws of any state. We may seek qualification or advise our shareholders of the availability of an exemption. However, we are under no obligation to register or qualify our Common Stock in any state or to advise the shareholders of any exemptions.

     Current shareholders, and persons who desire to purchase the Common Stock in any trading market that may develop in the future, should be aware that there might be significant state restrictions upon the ability of new investors to purchase the Common Stock.

     Blue sky laws, regulations, orders, or interpretations place limitations on offerings or sales of securities if such securities represent "cheap stock" previously issued to promoters or others. Our officers and directors, because they received stock at a price of $.0001 for each share, may be deemed to hold "cheap stock." These limitations typically provide, in the form of one or more of the following limitations, that such securities are:

     (a) Not eligible for sale under exemption provisions permitting sales without registration to accredited investors or qualified purchasers;

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     (b) Not eligible for the transaction exemption from registration for non-issuer transactions by a registered broker-dealer;

     (c) Not eligible for registration under the simplified small corporate offering registration (SCOR) form available in many states;

     (d) Not eligible for the "solicitations of interest" exception to securities registration requirements available in many states;

     (e) Not permitted to be registered or exempted from registration, and thus not permitted to be sold in the state under any circumstances.

     Virtually all 50 states have adopted one or more of these limitations, or other limitations or restrictions affecting the sale or resale of stock of "cheap stock" issued to promoters or others. Specific limitations on such offerings have been adopted in:

          Alaska             Nevada               Tennessee
          Arkansas           New Mexico           Texas
          California         Ohio                 Utah
          Delaware           Oklahoma             Vermont
          Florida            Oregon               Washington
          Georgia            Pennsylvania
          Idaho              Rhode Island
          Indiana            South Carolina
          Nebraska           South Dakota

     Any secondary trading market which may develop, may only be conducted in those jurisdictions where an applicable exemption is available or where the shares have been registered. Current shareholders and persons who desire to purchase the Common Stock in any trading market that may develop in the future, should be aware that we are under no obligation to register the shares on behalf of our shareholders under the Securities Act of 1933, as amended.

13. Our Common Stock will be subject to significant restriction on resale due to federal penny stock restrictions.

     The Securities and Exchange Commission has adopted rules that regulate broker or dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker or dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker or dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker or dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The penny stock rules also require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker or dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

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     These disclosure requirements will have the effect of reducing the level of trading activity in any secondary market for our stock, and accordingly, shareholders of our Common Stock will find it difficult to sell their securities, if at all.

ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

     The Company was organized on June 25, 2010 and has had no revenues since inception. The Company's statement of operations for the period from June 25, 2010 (inception) through September 30, 2012 reflects the following:

                                  From June 25, 2010
                                  (Inception) through
                                  September 30, 2012
                                  ------------------

            Revenues                  $       0
            Expenses                    665,949
                                      ---------
            Profit (Loss)             $(665,949)
                                      =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     1) Liquidity: The Company had no cash and no liquid instruments at September 30, 2012 or as of the date hereof. Management anticipates that we will incur no more than $25,000 in expenses before reaching break even cash flow, and our president and vice president have stated that they are willing and able to fund the Company to at least that level. Because we have no cash with which to pay these anticipated expenses, the president and vice president of the Company have agreed to pay these charges with their personal funds, as interest free loans to the Company or as capital contributions, provided they are officers of the Company at the time the obligation is incurred. However, this is a voluntary agreement; our president and vice president are not contractually obligated to pay these expenses. Loans totaling $4,750 have been made as of the date hereof.

     2) Capital Resources: As noted above, the Company has no capital resources but will rely upon interest free loans or capital contributions from our president and vice president to meet its needs. Our president and vice president have agreed to pay these charges with their personal funds, provided they are officers of the Company at the time the obligation is incurred. However, this is a voluntary agreement; our president and vice president are not contractually obligated to pay these expenses.

     3) Results of Operations: As noted above, the Company has conducted no operations other than organizational efforts, purchase of a domain name, preliminary work on website design, preliminary discussions with healthcare providers who are potential advertisers, preparation of this Form 10, and the audit of its financial statements.

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     4) Off-Balance Sheet Arrangements: The Company has no off balance sheet arrangements.

INFORMATION ABOUT MARKET RISK

     At this time the Company is not subject to fluctuations in interest rates, currency exchange rates, or other financial market risks. Although our potential advertisers are in Mexico, it is our intent to sell advertising only in U.S. dollars, thus avoiding the risks of fluctuations in currency exchange rates. The Company has not made any sales, purchases, or commitments with foreign entities which would expose it to currency risks. Our president and vice president have agreed to make capital contributions or extend interest free loans to the Company as needed to meet obligations, provided they are officers of the Company at the time the obligation is incurred. However, this is a voluntary agreement; our president and vice president are not contractually obligated to pay these expenses.

ITEM 3. DESCRIPTION OF PROPERTY

     We presently utilize minimal office space at 1033 B Avenue, No. 101, Coronado, California 92118. This space is provided to the Company by our vice president on a rent free basis, and it is anticipated that this arrangement will remain for at least the next six months.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a) Security Ownership of Certain Beneficial Owners and of Management.

     The following table sets forth the security and beneficial ownership for each class of our equity securities for all of our officers and directors and for any person who is known to be the beneficial owner of more than five (5%) percent of the Company as of the date hereof.

                           Name and                  Amount and
                          Address of                 Nature of
                          Beneficial                 Beneficial     Percent
     Title of Class         Owner                      Owner        of Class
     --------------         -----                      -----        --------

        Common         Dean Konstantine             10,000,000       62.11%
                       6845 Indiana Ave.
                       Riverside CA 92506

        Common         Howard Behling                5,000,000       31.05%
                       1033 B Ave. #101
                       Coronado, CA 92118

        Common         Josephine Resma                  15,000        0.09%
                       12 Tintay's Place
                       Talamban Cebu
                       Philippines

        Common         All Officers and             15,015,000       93.26%
                       Directors as a Group
                       (three [3] individuals)

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and officers (and promoters, affiliates and control persons) are as follows:

          Name                Age                   Position
          ----                ---                   --------

     Dean Konstantine         59             President/CEO/Director

     Howard Behling           66             Vice President/Director

     Josephine Resma          37             Secretary/Treasurer/CFO/Director

        The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers of the Company serve at the will of the Board of Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person.

RESUMES

     Dean Konstantine, age 59, has been the President, CEO, and a Director of the Company since it was incorporated and has been involved with the Company since April 2010, approximately two months before it was incorporated. Mr. Konstantine is also the Managing Director of Green Go Solar LLC, a company he formed in 2009 which is engaged in a joint venture with a Chinese based manufacturer of solar panels to import and sell those panels and to develop a 37 megawatt solar photo-voltaic generation plant on 160 acres of Mojave Desert property near Los Angeles. Mr. Konstantine designed and built two websites, deankonstantine.com and solartree.com, both of which provide information on solar power use and industry developments. He is now designing and building clubmedi.co, the Company's medical tourism website. His experience in website design and construction will be invaluable in the Company's early stages, saving us the expense of hiring others to do this work. From 2010 to 2011 he was the President, CEO, and a Director of E-Band Media, Inc. a reporting issuer which merged with and changed its name to Annec Green Refractories Corporation. From 2001 to 2009 he was president of Konstantine Enterprises, a development Company building sustainable green buildings with integrated solar photo-voltaic energy generating systems for residential and commercial use. Prior to his work in solar energy he was a deputy sheriff, chief deputy sheriff, and for six years he served as President of the Riverside County Sheriff's Association, the collective bargaining agent for approximately 2,500 members of the Riverside County Sheriff's Department. He also served in the U.S. Marine Corps. Mr. Konstantine was chosen as a director for his experience as President and CEO of other public and private companies and because of his experience in designing and building other websites.

     Howard Behling, age 66, has been Vice President and a Director of the Company since June 15, 2012. Since 2005 Mr. Behling has been, and continues to be, an independent business consultant. Most of his clients have been in the construction or development industries, however for the past year he has also been consulting with healthcare providers in Baja California on medical tourism from the U.S. and has been marketing the Company's website as an advertising venue for these providers. His work in this area will be invaluable in bringing the Company its first advertisers and revenues. From 2000 to 2005 Mr. Behling was the Chairman and later President of AmeraMex International Inc., an international heavy equipment dealer. From 1997 through 1999 he was an officer and director of Veritec, Inc., an electronic identification company, and from 1989 to 1997 he was President of Hometrend, Inc., a real estate sales business. Between 1972 and 1989 Mr. Behling was employed as a stockbroker, first at E. F. Hutton & Co., then at Prudential Securities, and finally at Merrill Lynch. He earned his B.S. in Business Administration from California State University at Fullerton. Mr. Behling was chosen as a director for his experience as an officer and director of other companies and because of his knowledge of medical providers and potential advertisers in Baja California.

     Josephine Resma, age 37, has been Secretary, Treasurer, CFO and a Director of the Company since it was incorporated and has been involved with the Company since April 2010, approximately two months before it was incorporated. Ms. Resma holds an accounting degree and has prepared and maintains the Company's accounting system. She is also a Registered Nurse in the Philippines. She has worked as a nurse at the Cebu City Medical Center since January 2008. From 2010 to 2011 she was the Secretary, Treasurer and a Director of E-Band Media, Inc. a reporting issuer which merged with and changed its name to Annec Green Refractories Corporation. From 2006 until March, 2010 she was also a nursing student at the Asian College of Technology where in March, 2010 she received her Bachelor of Science in Nursing degree. From 2003 to 2006 she was general manager of Metro Cebu Manpower Resources, an employment agency, and from 2000 to 2003 she was chief financial officer of Joyres Manpower Agency, also an employment agency. She previously held administrative and trainee positions at a hotel. She earned a Bachelor of Science in Accountancy from the University of Cebu in 2000 and her B.S.N. from Asian College of Technology in 2010. We believe that her education and experience in accounting and as a chief financial officer will be invaluable to the Company as a reporting issuer. Ms. Resma was chosen as a director for her experience as Secretary and Treasurer of another public company, her experience as chief financial officer of a private company, and her experience in designing our accounting system.

OTHER OFFERINGS

     Both Dean Konstantine and Josephine Resma were directors and officers of E-Band Media, Inc., a reporting issuer, from April 2010 until early 2011. In early 2011 E-Band Media, Inc., merged with a Chinese company and changed its name to Annec Green Refractories Corporation. Howard Behling was an officer and director of Hometrend, Inc. (1989-1997), Veritec, Inc. (1997 - 1999), and Ameramex, Inc., (2000 - 2005), all of which were publicly traded companies.

CONFLICTS OF INTEREST

     As noted above in their resumes, the Company's three officers and directors have other employment. Mr. Behling's work as a consultant has included consulting with healthcare providers in Mexico on medical tourism. He has agreed that all such providers seeking to advertise their services to potential medical tourists represent business opportunities for the Company and will be presented to the Company and only to the Company. Mr. Konstantine's and Ms. Resma's other activities are not expected to bring them into contact with healthcare providers seeking medical tourists, but both have agreed that should they learn of such providers they will be considered business opportunities for the Company and will be presented to the Company and only to the Company.

     A potential conflict of interest may develop in the time which the officers and directors devote to this Company and to their other employment. We do not currently have an agreement as to the amount of time that will be devoted to the Company's affairs, however our three officers and directors have stated that they will devote such time as they believe necessary to the affairs of the business. Our vice president, Howard Behling, will be primarily responsible for development of the Company's business and he currently expects to devote approximately five hours per week to work on website design and meetings with healthcare providers who are potential advertisers. Dean Konstantine is currently working on development of the Company's website. He is currently devoting about two hours per week to this but has committed to devote up to five hours per week on updates and maintenance of the website, at which point the Company believes it will have sufficient revenues to employ a part time web master. Josephine Resma devoted approximately ten hours to the Company during its recent audit. Once revenues begin she anticipates that she will be devoting two to three hours per week to work on the Company's accounting, and she is willing to devote up to five hours per week to this work.

     The officers and directors are, so long as they are officers or directors of the Company, subject to the restriction that all opportunities contemplated by the Company's plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to the Company. A breach of this requirement will be a breach of the fiduciary duties of the officer or director.

ITEM 6. EXECUTIVE COMPENSATION

     The table below sets forth the compensation earned by our officers and directors since inception, June 25, 2010.

                  SUMMARY COMPENSATION TABLE

                                                   Stock      All Other
Name & Principal Position   Year   Salary   Bonus  Awards   Compensation   Total
-------------------------   ----   ------   -----  ------   ------------   -----

Dean Konstantine            2010      0       0    $1,000        0        $1,000
President, CEO, Director

Josephine Resma             2010      0       0    $    2        0        $    2
Sec. Treas. CFO, Director

Howard Behling              2012      0       0    $  500        0        $  500
Vice President, Director

     No other compensation was paid to any of our officers and directors at any time.

     None of our officers and directors has received any cash compensation for services rendered to the Company since its inception, nor are there any agreements in place to provide cash compensation to any officer or director. If the Company is profitable for at least three consecutive months this policy may be reevaluated. The above named officers received their shares in exchange for their services as officers. None received any additional shares in his/her capacity as a director of the Company. There are no plans to issue any of our officers any additional shares in the future, and there are no plans to issue any shares to any of our directors in the future.

     The stock awards which the above named officers received have been valued at the par value of the stock issued to them which is $0.0001 per share. There is currently no market for the Company's securities, nor was there a market for them at the time these shares were granted. In the absence of any other reliable basis, management believes that valuing these shares at their par value is the most reasonable approach to valuation, and we believe this to have been the fair value of these awards as of the date of the grant.

     We have no retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers and directors, and we have no employees.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 2010 the Company issued 10,000,000 shares of Common Stock to Dean Konstantine in consideration of his services and for costs advanced in incorporating the Company; these shares were valued at a total of $1,000 which is the total par value of the shares issued. Also in June 2010 the Company issued 15,000 shares to Josephine Resma in consideration of her services; these shares were valued at a total of $2 which is the rounded total par value of the shares issued. In June 2012 the Company issued 5,000,000 shares of Common Stock to Howard Behling in consideration of his services; these shares were valued at a total of $500 which is the total par value of the shares issued. No independent evaluation was made of the value of the stock issued or the services rendered in any of these transactions. In each case, the stock issued was valued at $0.0001 per share, which is the par value of the shares. The basis for this valuation is discussed above in the notes following the table under Item 6, Executive Compensation.

     All three of our officers and directors, Dean Konstantine, Howard Behling and Josephine Resma, should be considered promoters of the Company. Mr. Konstantine and Ms. Resma should be considered promoters because they have been officers and directors of the Company since its incorporation and, in the case of Mr. Konstantine, because of his ownership of 10,000,000 shares of our common stock, and in the case of Mr. Behling, because of his ownership of 5,000,000 shares of our common stock.

     Because we have only three directors, Dean Konstantine, Howard Behling and Josephine Resma, and all three of our directors are also officers of the Company, our Company has no independent directors.

ITEM 8. LEGAL PROCEEDINGS

        There is no litigation pending or threatened by or against the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     (a) Market Price.

     There is no trading market for our Common Stock at present and there has been no trading market to date. We do not have a trading symbol. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. The Company intends to request a broker-dealer to make application to Finra to have the Company's securities traded on the OTC Bulletin Board System or published, in print and electronic media or either, in the Pink Sheets, LLC ("Pink Sheets"), however there is no assurance that a broker-dealer will agree to make such application or, if one does, that Finra will provide us with a symbol.

     If Finra does provide a trading symbol for our Common Stock the stock may be difficult to sell because of "penny stock" restrictions. The Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     There are currently 16,100,000 of the Company's common shares currently issued and outstanding. In addition there are 5,000,000 warrants to purchase common shares currently issued and outstanding. Each one warrant entitles the holder to purchase one common share of our stock. Thus the 5,000,000 warrants may, if exercised, result in the issuance of 5,000,000 common shares of our stock.

     Of the 11,100,000 common shares currently issued and outstanding, 10,015,000 are restricted shares. None of these shares are eligible for resale absent registration or an exemption from registration. The Company has no plan to register these shares.

     (b) Holders.

     There are ninety-six (96) shareholders of record of the Company's Common Stock. Ninety-three (93) of these shareholders received their shares as a result of the bankruptcy of AP Corporate Services, Inc. In that case the Bankruptcy Court for the Central District of California ordered a total of 1,085,000 shares of the Company's stock to be distributed to the creditors of AP Corporate Services, Inc.

     (c) Dividends.

     The Company has not paid any cash dividends to date, and has no plans to do so in the immediate future.

     (d) Securities authorized for issuance under equity compensation plans.

     The Company has not authorized the issuance of any securities under any compensation plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Securities issued in bankruptcy.

     1,085,000 shares of our common stock were distributed to 93 shareholders by order of the U.S. Bankruptcy Court for the Central District of California as part of the confirmed Plan of Reorganization of AP Corporate Services, Inc. (the "Debtor"). Plans for a joint venture to build and operate an MRI facility were developed by the Debtor through a subsidiary prior to the bankruptcy. The Court ordered the incorporation of the Company, the assignment to it of the plans to develop the MRI business, and ordered the Company's securities to be distributed to creditors of the Debtor in partial satisfaction of their claims against the Debtor and in order to enhance the creditors' opportunity for recovery.

     5,000,000 warrants to purchase shares of our common stock were also distributed to creditors of the Debtor as part of the confirmed Plan of Reorganization. The warrants consist of 1,000,000 "A Warrants" each convertible into one share of common stock at an exercise price of $1.00; 1,000,000 "B Warrants" each convertible into one share of common stock at an exercise price of $2.00; 1,000,000 "C Warrants" each convertible into one share of common stock at an exercise price of $3.00; 1,000,000 "D Warrants" each convertible into one share of common stock at an exercise price of $4.00; and 1,000,000 "E Warrants" each convertible into one share of common stock at an exercise price of $5.00. All warrants are currently exercisable and may be exercised at any time prior to January 4, 2014.

     The issuance of the 1,085,000 shares of common stock and the 5,000,000 warrants to purchase a total of 5,000,000 shares of common stock were issued in exchange for claims against the estate of AP Corporate Services, Inc. and were exempt from registration under the Securities Act of 1933, as amended, because they were issued under section 1145 of the Bankruptcy Code (Title 11 of the U.S.
Code). In addition, we may have also relied upon section 3(a)(7) of the Securities Act of 1933 as a transaction ordered by a court as part of a bankruptcy reorganization.

     (b) Securities issued in a private placement.

     On June 25, 2010 the Company issued 10,015,000 restricted shares of its common stock to its initial two officers (10,000,000 shares to its President, Dean Konstantine, and 15,000 shares to its Secretary, Josephine Resma) all at par value (0.0001 per share) or a total of $1,002. On June 15, 2012 the Company issued an additional 5,000,000 restricted shares of its common stock to its Vice President, Howard Behling, also at par value (0.0001 per share) or $500. We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuance. We believed that Section 4(2) was available because:

     - The issuance involved no underwriter, underwriting discounts or commissions;
     -    We placed restrictive legends on all certificates issued;
     -    No sales were made by general solicitation or advertising;
     -    Sales were made only to accredited investors.

     In connection with the above transactions, we provided the following to the investor:

     -    Access to all our books and records.
     - Access to all material contracts and documents relating to our operations.
     - The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Company's authorized capital stock consists of 100,000,000 Common Shares, par value $0.0001 per share, and 20,000,000 Preferred Shares, par value $0.0001 per share. We have no other class of equity securities authorized, and we have no debt securities presently authorized. We have 16,100,000 Common Shares issued and outstanding as of the date of this filing and no Preferred Shares issued and outstanding as of the date of this filing. We also have warrants outstanding which are convertible into an additional 5,000,000 Common Shares. The warrants are currently exercisable and may be exercised or converted at any time prior to January 4, 2014.

     All shares of our Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. Holders of the Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor. Our Board of Directors is authorized to issue our Preferred Stock in series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

     In addition to the 16,100,000 Common Shares which we currently have outstanding, there are 5,000,000 warrants outstanding, each of which is convertible into one share of our Common Stock. These consist of 1,000,000 "A Warrants" each convertible in to one share of common stock at an exercise price of $1.00; 1,000,000 "B Warrants" each convertible in to one share of common stock at an exercise price of $2.00; 1,000,000 "C Warrants" each convertible in to one share of common stock at an exercise price of $3.00; 1,000,000 "D Warrants" each convertible in to one share of common stock at an exercise price of $4.00; and 1,000,000 "E Warrants" each convertible in to one share of common stock at an exercise price of $5.00. All of the warrants are currently exercisable; they will expire if unexercised on January 4, 2014 unless extended by vote of the Board of Directors. All of these warrants were issued to creditors of AP Corporate Services, Inc. by order of the Bankruptcy Court as part of the Chapter 11 Plan of Reorganization of AP Corporate Services. The warrants were distributed under an exemption from registration provided by
Section 1145 of Title 11 of the U.S. Code (the Bankruptcy Code).

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except for acts or omissions which involve intentional misconduct, fraud or known violation of law, there shall be no personal liability of a director or officer to the Company, or to its stockholders for damages for breach of fiduciary duty as a director or officer. The Company may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of the Company and for acts for which the person had no reason to believe his or her conduct was unlawful. The Company may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought that such person is not fairly and reasonably entitled to indemnification for such expenses.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Company's audited financial statements are attached hereto.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There are no disagreements with the findings of our accountant.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

     The Company's audited financial statements as of September 30, 2012 and 2011 are incorporated by reference to the Form 10 filed on November 30, 2012.

     Exhibit:

        3.1    Articles of Incorporation *

        3.2    Bylaws *

        4.1    Form of "A" Warrant Agreement *

        4.2    Form of "B" Warrant Agreement *

        4.3    Form of "C" Warrant Agreement *

        4.4    Form of "D" Warrant Agreement *

        4.5    Form of "E" Warrant Agreement *

        23.1   Consent of Anton & Chia, CPAs *

----------
* Incorporated be reference to the filing of the Form 10 on November 30, 2012.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 4, 2013             NEVADA HEALTH SCAN, INC.


                                   By: /s/ Dean Konstantine
                                      ---------------------------------
                                      Dean Konstantine
                                      President, CEO and Director


                                   By: /s/ Josephine Resma
                                      ---------------------------------
                                      Josephine Resma
                                      CFO, Secretary, and Director

                            NEVADA HEALTH SCAN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2012


FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                    F-2

Balance Sheet                                                              F-3

Statement of Operations                                                    F-4

Statement of Changes in Stockholders' Equity                               F-5

Statement of Cash Flows                                                    F-6

Notes to Financial Statements                                              F-7

ANTON
 & CHIA                                              CERTIFIED PUBLIC ACOUNTANTS


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders' of
Nevada Health Scan, Inc.:

We have audited the accompanying balance sheets of Nevada Health Scan, Inc. (a development stage company) (the "Company") as of September 30, 2012 and 2011, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended and for the period from June 25, 2010
(Inception) through September 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Nevada Health Scan, Inc. as of September 30, 2012 and 2011, and the results of its operations and cash flows for the years then ended and for the period from June 25, 2010 (Inception) through September 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred an accumulated deficit of $665,949 from inception to September 30, 2012. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Anton & Chia, LLP
--------------------------------
Newport Beach, California
November 20, 2012

                            NEVADA HEALTH SCAN, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS



                                                                         September 30,       September 30,
                                                                             2012                2011
                                                                          ----------          ----------
                                     ASSETS

Current assets
  Cash                                                                    $       --          $       --
                                                                          ----------          ----------

      Total Current Assets                                                $       --          $       --
                                                                          ==========          ==========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Related party payable                                                     $    2,500          $    2,500
                                                                          ----------          ----------
      Total liabilities                                                        2,500               2,500
                                                                          ----------          ----------
Stockholders' deficit
  Preferred stock, $0.0001 par value, 20,000,000 shares authorized;
   none issued and outstanding                                                    --                  --
  Common stock, $0.0001 par value, 100,000,000 shares authorized;
   11,100,000 and 5,000,000 shares issued and outstanding                      1,610               1,110
  Additional paid-in capital                                                 661,839             662,339
  Accumulated deficit                                                       (665,949)           (665,949)
                                                                          ----------          ----------
      Total stockholders' deficit                                             (2,500)             (2,500)
                                                                          ----------          ----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                               $       --          $       --
                                                                          ==========          ==========


   The accompanying notes are an integral part of these financial statements.

                            NEVADA HEALTH SCAN, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                                          For the period from
                                                                                             June 25, 2010
                                             For the year ended    For the year ended       (Inception) to
                                                September 30,         September 30,          September 30,
                                                    2011                  2011                   2012
                                                ------------          ------------           ------------
Revenue                                         $         --          $         --           $         --
Cost of revenue                                           --                    --                     --
                                                ------------          ------------           ------------
Gross profit                                              --                    --                     --

Operating expenses                                        --                 2,500                665,949
                                                ------------          ------------           ------------

Loss before income tax                                    --                (2,500)              (665,949)
Income taxes                                              --                    --                     --
                                                ------------          ------------           ------------

Net loss                                        $         --          $     (2,500)          $   (665,949)
                                                ============          ============           ============

Loss per share - basic and diluted                        --                     --
                                                ============           ============

Weighted average shares - basic and diluted       12,565,753             11,100,000
                                                ------------           ------------


   The accompanying notes are an integral part of these financial statements.

                            NEVADA HEALTH SCAN, INC.
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          Additional                       Total
                                                    Common Stock           Paid In       Accumulated    Stockholders'
                                                 Shares       Amount       Capital         Deficit         Equity
                                                 ------       ------       -------         -------         ------
Balance, June 25, 2010 (Date of Inception)            --     $    --      $      --      $       --      $      --

Common stock isssued per court order           1,085,000         108        118,190              --        118,298

Warrants issued per court order                       --          --        545,151              --        545,151

Common stock issued to officers               10,015,000       1,002         (1,002)             --             --

Net loss                                              --          --             --        (663,449)      (663,449)
                                              ----------     -------      ---------      ----------      ---------
Balance September 30, 2010                    11,100,000       1,110        662,339        (663,449)            --

Net loss                                              --          --             --          (2,500)        (2,500)
                                              ----------     -------      ---------      ----------      ---------
Balance, September 30, 2011                   11,100,000       1,110        662,339        (665,949)        (2,500)

Common stock issued to officers                5,000,000         500           (500)             --             --

Net loss                                              --          --             --              --             --
                                              ----------     -------      ---------      ----------      ---------

Balance, September 30, 2012                   16,100,000     $ 1,610      $ 661,839      $ (665,949)     $  (2,500)
                                              ==========     =======      =========      ==========      =========


   The accompanying notes are an integral part of these financial statements.

                            NEVADA HEALTH SCAN, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                                For the period from
                                                                                                   June 25, 2010
                                                   For the year ended    For the year ended       (Inception) to
                                                      September 30,         September 30,          September 30,
                                                          2011                  2011                   2012
                                                       ----------            ----------             ----------
OPERATING ACTIVITIES
  Net loss                                             $       --            $   (2,500)            $ (665,949)
  Adjustment to reconcie net income to cash flows
   provided by operating activities:
     Common stock issued per court order                       --                    --                118,298
     Warrants issued per court order                           --                    --                545,151
  Changes in operating assets and liabilities
     Accrued liabilities                                       --                    --                     --
                                                       ----------            ----------             ----------
          Net cash used in operating activities                --                (2,500)                (2,500)
                                                       ----------            ----------             ----------
FINANCING ACTIVITIES
  Proceeds of loan from related party                          --                 2,500                  2,500
  Common stock Issuance for officers and court order           --                    --
  Discount on common stock                                     --
                                                       ----------            ----------             ----------
          Net cash used in financing activities                --                 2,500                  2,500
                                                       ----------            ----------             ----------

Net change in cash                                             --                    --                     --

Cash at beginning of period                                    --                    --                     --
                                                       ----------            ----------             ----------

Cash at end of period                                  $       --            $       --             $       --
                                                       ==========            ==========             ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Issuance of common stock to officers at discount            500                    --


   The accompanying notes are an integral part of these financial statements.

                            NEVADA HEALTH SCAN, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements


NOTE 1. NATURE AND BACKGROUND OF BUSINESS

Nevada Health Scan, Inc. ("the Company" or "the Issuer") was organized under the laws of the State of Delaware on June 25, 2010. The Company was established as part of the Chapter 11 reorganization of AP Corporate Services, Inc. ("AP"). Under AP's Plan of Reorganization, as confirmed by the U.S. Bankruptcy Court for the Central District of California, the Company was incorporated to: (1) receive and own any interest which AP had in the development of an MRI scanning facility (AP never had a financial interest, merely a business plan); and (2) issue shares of its common stock to AP's general unsecured creditors, to its administrative creditors, and to its shareholders.

On June 15, 2012 the Company resolved to enter the medical tourism business. It has established "Club Medi.co" as its DBA and is in the process of developing a website called www.clubmedi.co where it will sell advertising to physicians, dentists, clinics, and hospitals outside the United States. The Company's initial focus is on healthcare provided in Mexico and especially in the Mexican state of Baja California which borders San Diego. The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. BASIS OF PRESENTATION

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), and include all the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included.

b. LOSS PER SHARE

The Company computes net loss per share in accordance with the FASB Accounting Standards Codification ("ASC"). The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. The equity instruments such as warrants were not included in the loss per share calculations because the inclusion would have been anti-dilutive.

c. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d. CASH and CASH EQUIVALENT

For the Balance Sheet and Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company has no cash equivalents as of September 30, 2012 and 2011.

e. INCOME TAXES

Income taxes are provided in accordance with the FASB Accounting Standards Classification. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

f. IMPACT OF NEW ACCOUNTING STANDARDS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

NOTE 3. GOING CONCERN

The Company's financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern. The president and vice president have committed to advancing certain operating costs of the Company.

NOTE 4. STOCKHOLDERS' EQUITY COMMON STOCK

The authorized share capital of the Company consists of 100,000,000 shares of common stock with $0.0001 par value, and 20,000,000 shares of preferred stock also with $0.0001 par value. No other classes of stock are authorized.

COMMON STOCK: As of September 30, 2012, there were a total of 16,100,000 common shares issued and outstanding.

The Company's first issuance of common stock, totaling 1,085,000 shares, took place on June 25, 2010 pursuant to the Chapter 11 Plan of Reorganization confirmed by the U.S. Bankruptcy Court in the matter of AP Corporate Services, Inc. ("AP"). The Court ordered the distribution of shares in Nevada Health Scan, Inc. to all general unsecured creditors of AP, with these creditors to receive their PRO RATA share (according to amount of debt held) of a pool of 80,000 shares in the Company. The Court also ordered the distribution of shares in the Company to all shareholders of AP, with these shareholders to receive their PRO RATA share (according to number of shares held) of a pool of 5,000 shares in the Company. The Court also ordered the distribution of shares in the Company to all administrative creditors of AP, with these creditors to receive one share of common stock in the Company for each $0.10 of AP's administrative debt which they held. The value of these shares was calculated by the intrinsic value. AP has a total claim of $ 743,449 by the unsecured creditors and $80,000 cash were settled at the date of liquidation. The remaining claims were settled by the issuance of common stock and warrants issued per court order. The Company allocates the remaining claims of $663,449 to the common stock and warrants issued.

The Court also ordered the distribution of five million warrants in the Company to all administrative creditors of AP, with these creditors to receive five warrants in the Company for each $0.10 of AP's administrative debt which they held. These creditors received an aggregate of 5,000,000 warrants consisting of 1,000,000 "A Warrants" each convertible into one share of common stock at an exercise price of $1.00; 1,000,000 "B Warrants" each convertible into one share of common stock at an exercise price of $2.00; 1,000,000 "C Warrants" each convertible into one share of common stock at an exercise price of $3.00; 1,000,000 "D Warrants" each convertible into one share of common stock at an exercise price of $4.00; and 1,000,000 "E Warrants" each convertible into one share of common stock at an exercise price of $5.00. All warrants are exercisable at any time prior to January 4, 2014. This warrant distribution also took place on June 25, 2010.

Also on June 25, 2010 the Company issued a total of 10,015,000 common shares to two officers and directors as founders share and it is recorded as a discount to common stock.

On June 15, 2012 the Company issued a total of 5,000,000 common shares to an officer and director as founder shares and it is recorded as a discount to common stock.

As a result of these issuances there were a total 16,100,000 common shares issued and outstanding, and a total of 5,000,000 warrants to acquire common shares issued and outstanding, at June 30, 2012.

PREFERRED STOCK: The authorized share capital of the Company includes 20,000,000 shares of preferred stock with $0.0001 par value. As of June 30, 2012 no shares of preferred stock had been issued and no shares of preferred stock were outstanding.

NOTE 5. INCOME TAXES

The Company has had no business activity and made no U.S. federal income tax provision since its inception on June 25, 2010.

NOTE 6. RELATED PARTY TRANSACTIONS

As set forth in Note 4 above, on June 15, 2012 a total of 5,000,000 common shares were issued to the Company's Vice President as founder shares. Also as set forth in Note 4, on June 25, 2010 a total of 10,015,000 common shares were issued to the Company's President and Secretary as founder shares.

During the year ended June 30, 2011, the President of the Company advanced $2,500 to cover certain expenses; this cash advance was evidenced by a non-interest bearing Note.

The Company neither owns nor leases any real or personal property. The Vice President of the corporation provides office space and services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein.

NOTE 7. WARRANTS

On June 25, 2010 (inception), the Company issued 5,000,000 warrants exercisable into 5,000,000 shares of the Company's common stock. These warrants were issued per order of the U.S. Bankruptcy Court in the matter of AP Corporate Services, Inc. ("AP") to the administrative creditors of AP. These creditors received an aggregate of 5,000,000 warrants consisting of 1,000,000 "A Warrants" each convertible into one share of common stock at an exercise price of $1.00; 1,000,000 "B Warrants" each convertible into one share of common stock at an exercise price of $2.00; 1,000,000 "C Warrants" each convertible into one share of common stock at an exercise price of $3.00; 1,000,000 "D Warrants" each convertible into one share of common stock at an exercise price of $4.00; and 1,000,000 "E Warrants" each convertible into one share of common stock at an exercise price of $5.00. All warrants are exercisable at any time prior to January 4, 2014. As of the date of this report, no warrants have been exercised.

The value of these warrants was calculated by the intrinsic value. AP has a total claim of $ 743,449 by the unsecured creditors and $80,000 cash were settled at the date of liquidation. The remaining claims were settled by the issuance of common stock and warrants issued per court order. The Company allocate the remaining claims of $663,449 to the common stock and warrants issued.

NOTE 8. COMMITMENT AND CONTIGENTCY

There is no commitment or contingency to disclose during the period ended September 30, 2012.

NOTE 9. SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through November 20, 2012, the date the financial statements were available to be issued, and identified no events or transactions that required recognition or disclosure.